Exhibit 2.1

Execution Version
AMENDMENT NO. 2 TO EQUITY PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO EQUITY PURCHASE AGREEMENT, dated as of November 20, 2020 (this “Amendment”), is entered into by and among Eldorado Shreveport #1, LLC, a Nevada limited liability company (“Shreveport Seller 1”), Eldorado Shreveport #2, LLC, a Nevada limited liability company (“Shreveport Seller 2” and, collectively with Shreveport Seller 1, “Shreveport Sellers”), New Tropicana OpCo, Inc., a Delaware corporation (“MontBleu Seller”) (each of Shreveport Seller 1, Shreveport Seller 2 and MontBleu Seller, a “Seller” and collectively the “Sellers”), Caesars Entertainment, Inc., a Delaware corporation (f/k/a Eldorado Resorts, Inc., a Nevada corporation) (“Parent”), Twin River Management Group, Inc., a Delaware corporation (“TRMG”) (each of TRMG and one or more newly formed Delaware corporations, limited liability companies or limited partnerships that are direct or indirect Subsidiaries of TRWH and designated by TRMG or TRWH for this purpose pursuant to Section 8.20 of the EPA (as defined below), a “Buyer” and collectively the “Buyers”) and Bally’s Corporation (f/k/a Twin River Worldwide Holdings, Inc.), a Delaware corporation (“TRWH” and, together with the Sellers, Parent and Buyers, each a “Party” and, collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Equity Purchase Agreement, dated as of April 24, 2020, by and among the Parties, Eldorado Casino Shreveport Joint Venture, a Louisiana partnership (“Shreveport JV”), Columbia Properties Tahoe, LLC, a Nevada limited liability company (“Columbia Properties” and each of Shreveport JV and Columbia Properties a “Company” and collectively such entities are referred to herein as the “Companies”), and, solely for purposes of Section 4.17, Section 4.21, Section 4.22, Section 4.24 and Section 8.19 thereof, Parent, and, solely for purposes of Section 8.20 thereof, TRWH (as amended by that certain Amendment No. 1 to Equity Purchase Agreement, dated as of May 21, 2020, the “EPA”).
RECITALS
WHEREAS, the Parties previously entered into the EPA with the expectation that the purchase of the MontBleu Purchased Interests and the Shreveport Purchased Interests would be consummated concurrently at a single Closing;
WHEREAS, pursuant to Section 8.20 of the EPA, TRWH designated Premier Entertainment Louisiana I, LLC, a Louisiana limited liability company, and Premier Entertainment Louisiana II, LLC, a Louisiana limited liability company, as the purchaser of the Shreveport Purchased Interests (together, the “Shreveport Buyers”);
WHEREAS, the Parties expect that the condition in Section 5.1(c) to the EPA with respect to the obligations to purchase the Shreveport Interests will be satisfied prior to the time that the condition in Section 5.1(c) to the EPA with respect to the obligations to purchase the MontBleu Purchased Interests is satisfied;
WHEREAS, the Parties desire to amend the EPA to facilitate the purchase of the Shreveport Interests promptly following the satisfaction of the conditions to the consummation of such transaction and prior to the consummation of the purchase of the MontBleu Purchased Interests;

WHEREAS, pursuant to Section 8.13 of the EPA, the EPA may be amended by an instrument in writing signed on behalf of each of Buyers and the Sellers; and
WHEREAS, the Parties desire to amend the EPA as set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, the Parties hereby agree as follows:
AGREEMENT
1.FTC Approval. Notwithstanding anything set forth in this Amendment, the effectiveness of this Amendment is subject to approval of the Federal Trade Commission pursuant to the procedures in 16 CFR § 2.41 governing modification of divestiture agreements, unless the Parties receive written confirmation from an authorized representative of the Federal Trade Commission’s Bureau of Competition, upon request of the Parties (which shall be made within two (2) Business Days of execution of this Amendment) pursuant to 16 CFR § 2.41(f)(5)(ii), that it has agreed to a waiver of such procedures.
2.Amendments to the EPA. Subject to Section 1:
(a)The EPA is hereby amended such that each reference to “the Closing Date” is hereby replaced with “the applicable Closing Date”.
(b)The EPA is hereby amended such that each reference to “the Closing” is hereby replaced with “the applicable Closing”.
(c)The EPA is hereby amended such that each reference to “each Seller” and “the Sellers” is hereby replaced with “each Seller (as applicable)” and “Sellers (as applicable)”, respectively, provided, that, notwithstanding the foregoing, such changes do not apply to Section 7.2(a) of the EPA.
(d)The EPA is hereby amended such that each reference to “each Buyer” and “the Buyers” is hereby replaced with “each Buyer (as applicable)” and “Buyers as applicable”, respectively.
(e)Section 1.1 of the EPA is hereby deleted and replaced in its entirety with the following:
“(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Shreveport Closing, each Shreveport Seller shall sell, transfer and deliver to the Shreveport Buyers free and clear of all Liens (other than restrictions under applicable securities Laws and Gaming Laws), and the Shreveport Buyers shall purchase from each of the Shreveport Sellers, the Shreveport Purchased Interests set forth opposite each such Shreveport Buyer’s or Shreveport Seller’s name on Schedule I attached hereto, for consideration in an amount equal to the Shreveport Purchase Price. As used herein, (i) the “Shreveport Purchase Price” shall be an amount equal to (A) One-Hundred and Forty Million Dollars ($140,000,000) (the “Shreveport Base Purchase Price”), which Shreveport Base Purchase Price shall be allocated among the Shreveport Purchased Interests in accordance with Schedule I, plus (B) the amount (if any) by which the Closing Working Capital exceeds the Target Working Capital or minus (C) the amount (if any) by which the Target Working Capital exceeds the Closing Working Capital, minus (D) the amount of the Closing Indebtedness, and (ii) the “Shreveport Closing Payment” shall be an amount equal to (A) the Shreveport Base Purchase Price, plus (B) the amount (if any) by which the Estimated Working Capital exceeds the Target Working Capital, minus (C) the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital, minus (D) the amount of the Estimated Closing Indebtedness.
(b) Upon the terms and subject to the conditions set forth in this Agreement, at the MontBleu Closing, the MontBleu Seller shall sell, transfer and deliver to TRMG free and clear of all Liens (other than restrictions under applicable securities Laws and Gaming Laws), and TRMG shall purchase from the MontBleu Seller, the MontBleu Purchased Interests set forth on Schedule I attached hereto, for consideration in an amount equal to the MontBleu Purchase Price. As used herein, (i) the “MontBleu Purchase Price” shall be an amount equal to (A) Fifteen Million Dollars ($15,000,000) (the “MontBleu Base Purchase Price”), plus (B) the amount (if any) by which the Closing Working Capital exceeds the Target Working Capital or minus (C) the amount (if any) by which the Target Working Capital exceeds the Closing Working Capital, minus (D) the amount of the Closing Indebtedness, minus (E) the Remaining Required CapEx Amount, if any and (ii) the “MontBleu Closing Payment” shall be an amount equal to the positive amount, if any, of (A) the MontBleu Base Purchase Price, plus (B) the amount (if any) by which the Estimated Working Capital exceeds the Target Working Capital, minus (C) the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital, minus (D) the amount of the Estimated Closing Indebtedness, minus (E) the Remaining Required CapEx Amount, if any, minus (F) Fifteen Million Dollars ($15,000,000).”
(f)Section 1.2(a) of the EPA is hereby deleted and replaced in its entirety with the following:
“Unless this Agreement is earlier terminated pursuant to Article VI, the closing of the transactions contemplated by this Agreement, including the purchase and sale of (i) the Shreveport Purchased Interests (the “Shreveport Closing”) and (ii) the MontBleu Purchased Interests (the “MontBleu Closing”), shall take place at 10:00 a.m. Pacific Time on the fifth (5th) Business Day following satisfaction or, to the extent permitted by applicable Law, waiver of all the conditions set forth in Article V applicable to such Closing (other than those conditions intended to be satisfied or waived at such Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), remotely by procedures agreed to by counsel for each of TRWH and Parent or, if they are unable to agree, at the offices of Milbank LLP, 2029 Century Park East, 33rd Floor, Los Angeles,

California 90067 unless another time or place shall be agreed to by the parties (as applied to the Shreveport Closing, the “Shreveport Closing Date”, and as applied to the MontBleu Closing, the “MontBleu Closing Date”). Each Closing shall be effective as of a time mutually agreed upon by the parties but no later than 11:59 p.m. Eastern Time on the Closing Date (subject to any requirements of applicable Gaming Authorities), as applicable (as applied to the Shreveport Closing, the “Shreveport Effective Time”, and as applied to the MontBleu Closing, the “MontBleu Effective Time”).”
(g)Section 1.2(b)(ii) of the EPA is hereby deleted and replaced in its entirety with the following:
“No later than the date that is the first anniversary of the MontBleu Closing Date, the Buyers shall pay the MontBleu Seller an amount equal to the lesser of the $15,000,000 and the MontBleu Purchase Price.”
(h)The first clause of Section 1.3 of the EPA is hereby amended by deleting “At or prior to the Closing” and replacing such language with “At or prior to each of the Shreveport Closing and the MontBleu Closing, solely to the extent applicable to Shreveport JV and the Shreveport Purchased Interests or Columbia Properties and the MontBleu Purchased Interests, respectively, and with such modifications as may be reasonably necessary and reasonably agreed by the applicable Buyers and Sellers”.
(i)The first clause of Article II of the EPA is hereby amended by deleting “Each of the Companies and the Sellers” and replacing such language with “Each of Shreveport Seller 1 and Shreveport Seller 2 with respect to itself and Shreveport JV, and MontBleu Seller with respect to itself and Columbia Properties.”
(j)Article IV of the EPA is hereby amended by adding as a new clause at the beginning of such Article IV, beneath the header “COVENANTS” and before Section 4.1 of the EPA, the following:
“Each of the Seller Parties and the Buyers, as applicable, hereby agree to the following, it being understood and agreed (i) that any covenants the Shreveport Sellers and Shreveport JV made, agreed to or undertaken pursuant to this Article IV shall automatically cease upon the Shreveport Closing (except to the extent any such covenants of the Shreveport Sellers relate to the actions to be taken or not taken after such Closing, in which case such covenants of the Shreveport Sellers shall survive and continue to the extent provided; provided, that, for the avoidance of doubt, nothing herein alters any Survival Period pursuant to Section 7.1), and (ii) that any references to the “Effective Time” and “the Companies” in Sections 4.1(b)(v), 4.2, 4.7(c), 4.8, 4.10, 4.11, 4.12, and 4.22 of this Agreement shall be deemed to refer to the Shreveport Closing and the Shreveport JV or the MontBleu Closing and Columbia Properties, as appropriate:”.

(k)The first clause of Section 5.1 of the EPA is hereby amended and restated as follows:
“The respective obligations of each party to this Agreement (except as specified in Section 5.1(c)(ii)(B)) to effect the Shreveport Closing and the MontBleu Closing, as applicable, are subject to the satisfaction of each of the following conditions on or prior to the Shreveport Closing Date or the MontBleu Closing Date, respectively, in each case as it relates to the transactions to be effected at the applicable Closing:”
(l)The first clause of Section 5.2 of the EPA is hereby amended and restated as follows:
“The obligation of Buyers to effect each of the Shreveport Closing and the MontBleu Closing is subject to the satisfaction of the conditions described in Sections 5.2(a), 5.2(b) and 5.2(d) as it relates to the Shreveport JV and Columbia Properties, respectively, and the satisfaction of the conditions described in Sections 5.2(c), 5.2(e) and 5.2(g). The obligation of the Buyers to effect the MontBleu Closing shall additionally be subject to the satisfaction of the condition described in Section 5.2(f).”
(m)The first clause of Section 6.1 of the EPA is hereby amended and restated as follows:
“This Agreement may be terminated at any time prior to the first to occur of the Shreveport Closing or MontBleu Closing and, following such Closing, the obligation to consummate the purchase of the Purchased Interests with respect to the other Company may be terminated (with respect to Sections 6.1(b) through (k), by written notice by the terminating party to the other parties):”
(n)Section 6.2(c)(i) of the EPA is hereby amended by adding the clause “or if, following the consummation of the first to occur of the Shreveport Closing or the MontBleu Closing, the obligation to purchase the Purchased Interests with respect to the other Company is terminated” immediately after the phrase “if this Agreement is terminated.”.
(o)Section 6.2(c)(ii)(A) of the EPA is hereby amended by adding the clause “or if, following the consummation of the first to occur of the Shreveport Closing or MontBleu Closing, the obligation to purchase the Purchased Interests with respect to the other Company is terminated” immediately after the phrase “this Agreement is terminated,”.
(p)Section 6.2(c)(ii)(B) of the EPA is hereby amended by adding the clause “described in the foregoing clause (A)” immediately after the phrase “prior to or substantially concurrently with such termination”.
(q)Section 6.2(c)(iii) and Section 6.2(c)(iv) of the EPA are each hereby amended by adding the clause “or, if following the consummation of the first to occur of the

Shreveport Closing or MontBleu Closing, the termination of the obligation to purchase the Purchased Interests with respect to the other Company” immediately after the phrase “termination of this Agreement”.
(r)The first clause of Section 7.1 of the EPA is hereby amended and restated as follows:
“The representations and warranties contained herein with respect to the Shreveport JV and Columbia Properties shall survive the Shreveport Closing and MontBleu Closing, respectively, and shall remain in full force and effect until the date that is twelve (12) months after the Shreveport Closing Date and the MontBleu Closing Date, respectively; provided, however, that (a) the representations and warranties contained in Sections 2.1 (Organization), 2.2(a) (Authority), 2.2(b)(i) (No Conflict), 2.3 (Capitalization), 2.19 (Brokers) and 8.19(b) (the “Seller Fundamental Representations”), and in Sections 3.1 (Organization), 3.2(a) (Authority), 3.2(b)(i) (No Conflict), 3.3 (Brokers) and 8.20(b) (the “Buyer Fundamental Representations”), shall survive the applicable Closing until the expiration of the applicable statute of limitations plus sixty (60) days (taking into account any waivers or extensions thereof), (b) the representations and warranties contained in Section 2.5 (Taxes) shall survive the applicable Closing for a period of six (6) years from the applicable Closing Date, and (c) the representations and warranties contained in Section 2.10 (Environmental Matters) shall survive for a period of three (3) years from the applicable Closing Date. Other than those covenants or agreements of the parties contained herein which by their terms apply, or are to be performed in whole or in part, after the Shreveport Closing or MontBleu Closing (which such covenants or agreements shall survive the applicable Closing for the period specified herein or if not specified herein, until the expiration of the applicable statute of limitations plus sixty (60) days (taking into account any waivers or extensions thereof)), the obligations of the parties hereto under covenants and agreements contained herein that are contemplated to be performed at or prior to the applicable Closing shall survive the applicable Closing for a period of twelve (12) months from and after the applicable Closing Date. The period of time that a representation or warranty or covenant survives the applicable Closing pursuant to this Section 7.1 shall be the “Survival Period” for such representation or warranty or covenant. The parties intend for this Section 7.1 to alter the otherwise applicable statute of limitations and agree that, subject to the last sentence of this Section 7.1, no claim may be brought pursuant to a claim for indemnification pursuant to Sections 7.2(a) or 7.2(b) based upon any of the representations and warranties or covenants contained in this Agreement after the Survival Period with respect to such representation and warranty or covenant. The termination of the representations and warranties and covenants provided herein shall not affect a party (i) in respect of any claim made by such party in reasonable detail in writing received by an Indemnifying Party prior to the expiration of the applicable Survival Period provided herein or (ii) in respect of any claim grounded in fraud.”
(s)Section 7.5 of the EPA is hereby amended and restated as follows:

“After the Shreveport Closing or the MontBleu Closing, except in the case of fraud by Parent, the Sellers, the Companies, the Buyers or TRWH or any of Parent’s, the Sellers’, the Companies’, the Buyers’ or TRWH’s Representatives, and to the extent permitted by Law, the indemnities set forth in this Article VII shall be the sole and exclusive remedies of any Indemnified Party arising out of any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement with respect to the Shreveport JV or Columbia Properties, respectively; provided, however, that this exclusive remedy shall not preclude a party from bringing an action for specific performance or other equitable remedy following the applicable Closing to the extent not otherwise prohibited hereunder to require a party to perform its obligations under this Agreement (including the Buyers’ obligations under Section 1.2(b) and each party’s obligations under Section 4.22) or to enforce any decision or determination of the Neutral Accounting Firm.
(t)Section 8.1(a) of the EPA is hereby amended by adding the following definitions in alphabetical order to Section 8.1(a):
“Base Purchase Price” means (i) with respect to the Shreveport Closing, the Shreveport Base Purchase Price and (ii) with respect to the MontBleu Closing, the MontBleu Base Purchase Price.
“Closing” means the Shreveport Closing or the MontBleu Closing, as applicable.
“Closing Date” means (i) as applied to the Shreveport Closing, the Shreveport Closing Date and (ii) as applied to the MontBleu Closing, the MontBleu Closing Date.
“Closing Payment” means the Shreveport Closing Payment or the MontBleu Closing Payment, as applicable.
“Effective Time” means the Shreveport Effective Time with respect to the Shreveport Closing and the MontBleu Effective Time with respect to the MontBleu Closing.
“Purchase Price” means (i) with respect to the Shreveport Closing, the Shreveport Purchase Price and (ii) with respect to the MontBleu Closing, the MontBleu Purchase Price.
“Shreveport Buyers” means Premier Entertainment Louisiana I, LLC and Premier Entertainment Louisiana II, LLC.
(u)Section 8.1(b) of the EPA is hereby amended by (i) deleting, as applicable, any reference to any term listed in Section 2(t) of this Amendment and any such term’s corresponding cross reference and (ii) deleting the definition of “Installment Payment” and such term’s corresponding cross reference.

(v)The following definitions set forth in Section 8.1(a) of the EPA are each hereby amended and restated in their entirety as follows:
“Adjusted Working Capital” means, with respect to each Company, as of the relevant date, the (i) current assets of such Company set forth on Schedule 1.4 as of such date, plus (ii) Cash of such Company, less (iii) the Minimum Required Cash applicable to such Company, less (iv) current liabilities of such Company set forth on Schedule 1.4 as of such date (excluding any liability included in computing the amount of Closing Indebtedness), plus or minus (v) the amounts on the line items constituting “Other Adjustments” with respect to such Company set forth on Schedule 1.4, in each case of clauses (i), (ii) and (iii) as determined as of such date in accordance with GAAP and on a consolidated and combined basis using and applying the same accounting principles, practices, procedures, policies and methods used and applied in the preparation of the Annual Financial Statements, except to the extent inconsistent with GAAP. An illustrative example of the calculation of Adjusted Working Capital as of the date indicated therein is set forth on Exhibit D attached hereto.
“Capital Budget” means, with respect to each Company, the capital budget of such Company set forth on Schedule 8.1(a)(1).
“Closing Date Exclusive Players” means (i) with respect to the Shreveport Property, customers referenced in (A) Parent’s database for the ONE Club player loyalty program as of the Shreveport Closing Date as having exclusively visited the Shreveport Property (but not at any other property of Parent or any of its Affiliates) or (B) the Player List with respect to the Shreveport Property but not in the Customer Database as of the Shreveport Closing Date as having visited any other property of Parent or any of its Affiliates and (ii) with respect to the MontBleu Property, the Player List with respect to the MontBleu Property but not in the Customer Database as of the MontBleu Closing Date as having visited any other property of Parent or any of its Affiliates.
“Closing Indebtedness” means (i) as applied to the Shreveport Closing, the aggregate amount of any Indebtedness of Shreveport JV and measured as of immediately prior to the Closing and (ii) as applied to the MontBleu Closing, the aggregate amount of any Indebtedness of Columbia Properties and measured as of immediately prior to the Closing.
“Closing Working Capital” means (i) as applied to the Shreveport Closing, the Adjusted Working Capital of the Shreveport JV as of the Effective Time and (ii) as applied to the MontBleu Closing, the Adjusted Working Capital of Columbia Properties, in each case calculated using the same methodology as set forth in Section 1.4 and as used in the calculation set forth on Schedule 1.4 to the extent consistent with GAAP.
“Estimated Working Capital” means (i) as applied to the Shreveport Closing, the estimated Adjusted Working Capital of Shreveport JV as of the Effective Time

and (ii) as applied to the MontBleu Closing, the estimated Adjusted Working Capital of Columbia Properties as of the Effective Time, in each case as determined in accordance with GAAP and on a consolidated and combined basis and using and applying the same accounting principles, practices, procedures, policies and methods used and applied in the preparation of the Annual Financial Statements and calculated using the same methodology as set forth in Section 1.4 for such entity and as used in the calculation set forth on Schedule 1.4, and measured as of the Shreveport Effective Time or MontBleu Effective Time, as applicable.
“Front Money” means, with respect to each Property, all money stored on deposit at the cages of such Property belonging to, and stored in an account for, any Person other than the applicable Company.
“IP Assignment Agreement” means the IP Assignment Agreement in substantially the form attached hereto as Exhibit H, as may be modified to the extent necessary in the event that the Shreveport Closing and the MontBleu Closing do not occur simultaneously.
“Minimum Required Cash” means (i) as applied to Shreveport JV, $7,000,000 and (ii) as applied to Columbia Properties, $2,500,000.
“Seller Parties” means the Sellers and the Companies, provided, that (i) to the extent that any and all representations, warranties or covenants, or the conditions to the obligations of, the Seller Parties are made, agreed to or undertaken in connection with the Shreveport Closing, the Seller Parties shall mean only the Shreveport Sellers and Shreveport JV and (ii) to the extent that any and all representations, warranties or covenants, or the conditions to the obligations of, the Seller Parties are made, agreed to or undertaken in connection with the MontBleu Closing, the Seller Parties shall mean only MontBleu Seller and Columbia Properties.
“Signing Date Exclusive Players” means (i) with respect to the Shreveport Property customers referenced in (A) Parent’s database for the ONE Club player loyalty program as of the date of this Agreement as having exclusively visited the Shreveport Property (but not at any other property of Parent or any of its Affiliates) or (B) the Player List with respect to the Shreveport Property but not in the Customer Database as of the date of this Agreement as having visited any other property of Parent or any of its Affiliates and (ii) with respect the MontBleu Property, customers referenced in the Player List with respect to the MontBleu Property but not in the Customer Database as of the date of this Agreement as having visited any other property of Parent or any of its Affiliates.
“Target Working Capital” means (i) as applied to the Shreveport JV, $(2,454,075) and (ii) as applied to the Columbia Properties, $(1,782,347).

“Trademark License Agreement” means the Trademark License Agreement in substantially the form attached hereto as Exhibit E, as may be modified to the extent necessary in the event that the Shreveport Closing and the MontBleu Closing do not occur simultaneously.
“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit F, as may be modified to the extent necessary in the event that the Shreveport Closing and the MontBleu Closing do not occur simultaneously.
(w)Section 8.1(b) of the EPA is hereby amended by adding the following definitions where applicable in alphabetical order, with such Cross Reference in Agreement set forth opposite such definition as indicated below:

Terms	Cross Reference in Agreement
MontBleu Base Purchase Price
MontBleu Closing
MontBleu Closing Date
MontBleu Closing Payment
MontBleu Effective Time
MontBleu Expected Installment Payment
MontBleu Purchase Price
Shreveport Base Purchase Price
Shreveport Closing
Shreveport Closing Date
Shreveport Closing Payment
Shreveport Effective Time
Shreveport Purchase Price
Section 1.1(b) Section 1.1(b) Section 1.1(b) Section 1.1(b) Section 1.1(b) Section 1.1(b) Section 1.1(b) Section 1.1(a) Section 1.1(a) Section 1.1(a) Section 1.1(a) Section 1.1(a) Section 1.1(a)

(x)Schedule I of the EPA is amended and restated as set forth in Annex A hereto.
3.No Other Modification. Subject to Section 1, the Parties acknowledge and agree that the EPA is being amended only as stated herein, and no other amendments to the EPA, express or implied, are, or have been intended to be, made by the undersigned, and, except as expressly provided herein, the EPA shall remain in full force and effect in accordance with its terms and conditions.
4.Miscellaneous. The provisions of Article VIII of the EPA are incorporated herein by reference and shall apply to this Amendment as if set forth in full herein. For the avoidance of doubt, the Recitals set forth in this Amendment operative provisions of this Amendment and are incorporated herein.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

SELLERS:

ELDORADO SHREVEPORT #1, LLC

By: /s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Executive Vice President, Chief Legal Officer and Secretary

ELDORADO SHREVEPORT #2, LLC

By: /s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Executive Vice President, Chief Legal Officer and Secretary

NEW TROPICANA OPCO, INC.

By: /s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Executive Vice President, Chief Legal Officer and Secretary

PARENT:

CAESARS ENTERTAINMENT, INC. (F/K/A ELDORADO RESORTS, INC.)

By: /s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Executive Vice President, Chief Legal Officer and Secretary
[Signature Page to Amendment No. 2 to EPA – Shreveport & MontBleu]

Buyers:
TWIN RIVER MANAGEMENT GROUP, INC.

By: /s/ Marc Crisafulli
Name: Marc Crisafulli
Title: Executive Vice President, Strategy and Operations

TRWH:

BALLY’S CORPORATION (F/K/A TWIN RIVER WORLDWIDE HOLDINGS, INC.)

By: /s/ Marc Crisafulli
Name: Marc Crisafulli
Title: Executive Vice President, Strategy and Operations

[Signature Page to Amendment No. 2 to EPA – Shreveport & MontBleu]

Annex A

SCHEDULE I

PURCHASED INTERESTS

Company – Purchased Interests

Seller Name	Ownership Interests	Buyer	Base Purchase Price Allocation
MontBleu Seller	100% of the outstanding equity interests of Columbia Properties	Twin River Management Group, Inc.	$15,000,000
Shreveport Seller 1	98.69% of the outstanding equity interests of Shreveport JV	Premier Entertainment Louisiana Shreveport I, LLC	$138,166,000
Shreveport Seller 2	1.31% of the outstanding equity interests of Shreveport JV	Premier Entertainment Louisiana Shreveport II, LLC	$1,834,000

[Annex A to Amendment No. 2 to EPA – Shreveport & MontBleu]